EX-28.d.3.x.i

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND LOOMIS, SAYLES & COMPANY, L.P.

Effective June 30, 2021
As amended March 20, 2023*

Funds of the Trust	Subadvisory Fees
NVIT Emerging Markets Fund	0.33% on all Subadviser Assets
NVIT Loomis Short Term Bond Fund (formerly, NVIT Short Term Bond Fund)	0.08% on all Aggregate Subadviser Assets†

Subadviser Assets will be calculated separately for the NVIT Emerging Markets Fund.

†  The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT Loomis Short Term Bond Fund (formerly, NVIT Short Term Bond Fund) together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Mutual Funds, Nationwide Fund Advisors and Loomis, Sayles & Company, L.P., dated November 13, 2017, as amended) of the Nationwide Loomis Short Term Bond Fund, a series of Nationwide Mutual Funds.

*As approved at the Board of Trustees Meeting held on December 6-7, 2022.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	VP, Chief Investment Officer

SUBADVISER
LOOMIS, SAYLES & COMPANY, L.P.

By:	/s/ Lauren Pitalis
Name:	Lauren B. Pitalis
Title:	Vice President